MONY Life Insurance Company
                                         MONY Life Insurance Company of America
                                         1290 Avenue of the Americas
                                         New York, New York 10104


[MONY - AN AXA FINANCIAL COMPANY LOGO]


April 28, 2005


MONY Life Insurance Company
1290 Avenue of the Americas
New York, New York 10104

This opinion is furnished in connection with the Registration Statement on Form N-6, File No. 333-104156 ("Registration Statement") of MONY Variable Account L (the "Separate Account") of MONY Life Insurance Company ("MONY") covering an indefinite number of units of interest in the Separate Account under MONY Variable Universal Life (policy form No. C3-03), flexible premium variable life insurance policy ("Policy"). Net premiums received under the Policy may be allocated to the Separate Account as described in the Prospectus included in the Registration Statement.

I participated in the preparation of the Policy and I am familiar with its provisions. I am also familiar with the description contained in the Prospectus.

In my opinion, the Illustrations of Policy Benefits (the "Illustrations") contained in the prospectus are consistent with the provisions of the Policy. The assumptions upon which the Illustrations are based, including the current cost of insurance and expense charges, are stated in the Prospectus and are reasonable. The Policy has not been designed to make the relationship between premiums and benefits, as shown in the Illustrations, appear more favorable for prospective purchasers of the Policy at the ages illustrated than for prospective purchasers of Policies at other ages. The particular Illustrations shown were not selected for the purpose of making the relationship appear more favorable.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,



/s/ Linda Rodway
-------------------------
Linda Rodway, FSA, MAAA
Vice President - Individual Insurance Actuary